As filed with the Securities and Exchange Commission on March 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Black Stone Minerals, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-1846692
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1001 Fannin Street, Suite 2020

Houston, TX 77002

(713) 445-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steve Putman

Senior Vice President, General Counsel, and Secretary

1001 Fannin Street, Suite 2020

Houston, TX 77002

(713) 445-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Brenda Lenahan

Stancell Haigwood

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Tel: (212) 237-0000

Fax: (212) 237-0100

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 19, 2024

PROSPECTUS

Black Stone Minerals, L.P.

Preferred Units Representing Limited Partner Interests

This prospectus relates to up to 14,711,219 preferred units representing limited partner interests in Black Stone Minerals, L.P. (“preferred units”) held by the selling unitholder named herein that may be offered and sold from time to time in one or more offerings by the selling unitholder named herein or in any supplement to this prospectus. For more information relating to the selling unitholder, please read “Selling Unitholder.” The preferred units held by the selling unitholder named in this prospectus were obtained in connection with a private placement of our preferred units.

The selling unitholder may from time to time, in one or more offerings, offer and sell the preferred units through one or more underwriters, dealers, or agents or directly to investors, in amounts, at prices, and on terms to be determined by market conditions or other factors at the time of the offering. This prospectus describes the general terms of the preferred units and the general manner in which the selling unitholder may offer them. The specific terms of any preferred units the selling unitholder offers may be included in a supplement to this prospectus. The prospectus supplement also may add, update, or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in a supplement to this prospectus if required. We will not receive any of the proceeds from the sale by the selling unitholder of preferred units offered by this prospectus.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our securities. You should also read the documents we have referred you to in the “Where You Can Find More Information” and “Information We Incorporate by Reference” sections of this prospectus for information about us, including our financial statements.

The preferred units have not been listed for trading on the New York Stock Exchange (the “NYSE”) or any other national securities exchange.

Investing in our securities involves a high degree of risk. You should carefully consider the risks relating to investing in our securities and each of the other risk factors described under “Risk Factors” on page 6 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024

Neither we nor the selling unitholder have authorized anyone else to give you different information from that contained in this prospectus, any prospectus supplement, or any free writing prospectus. We and the selling unitholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell any securities other than the securities offered hereby. The selling unitholder is not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling unitholder may over time, in one or more offerings, offer and sell the preferred units described in this prospectus.

This prospectus provides you with a general description of Black Stone Minerals, L.P. and the preferred units that are registered hereunder that may be offered by the selling unitholder. We may provide a prospectus supplement that will contain specific information about the terms of an offering. Any prospectus supplement may also add to, update, or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC and is accurate as of the date stated in such report. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov which contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.blackstoneminerals.com/. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC (which does not include any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) will automatically update and may replace information in this prospectus and information previously filed with the SEC.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC, are incorporated by reference in this prospectus until the termination of all offerings under this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 20, 2024;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December  31, 2022 from our Definitive Proxy Statement on Schedule 14A filed on May 1, 2023; and

•

the description of our common units contained in our Registration Statement on Form 8-A, filed on April  28, 2015, and any amendment or report filed with the SEC for the purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 20, 2024.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Black Stone Minerals, L.P.

1001 Fannin Street, Suite 2020

Houston, TX 77002

(713) 445-3200

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information contained in or incorporated by reference in this prospectus may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	our ability to execute our business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on our properties;

•	the overall supply and demand for oil and natural gas, regional supply and demand factors, delays, or interruptions of production;

•	our ability to replace our oil and natural gas reserves;

•	general economic, business, or industry conditions, including slowdowns, domestically and internationally and volatility in the securities, capital, or credit markets;

•	competition in the oil and natural gas industry;

•	the level of drilling activity by our operators particularly in areas such as the Shelby Trough where we have concentrated acreage positions;

•	the ability of our operators to obtain capital or financing needed for development and exploration operations;

•	title defects in the properties in which we invest;

•	the availability or cost of rigs, equipment, raw materials, supplies, oilfield services, or personnel;

•	restrictions on the use of water for hydraulic fracturing;

•	the availability of pipeline capacity and transportation facilities;

•	the ability of our operators to comply with applicable governmental laws and regulations and to obtain permits and governmental approvals;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing;

•	future operating results;

•	future cash flows and liquidity, including our ability to generate sufficient cash to pay quarterly distributions;

•	exploration and development drilling prospects, inventories, projects, and programs;

•	operating hazards faced by our operators;

•	the ability of our operators to keep pace with technological advancements;

•	conservation measures and general concern about the environmental impact of the production and use of fossil fuels;

•	cybersecurity incidents, including data security breaches or computer viruses; and

•	certain factors discussed elsewhere in our Annual Report on Form 10-K.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any prospectus supplement. The risk factors and other factors included in this prospectus, any prospectus supplement, or incorporated by reference herein or therein could cause our actual results to differ materially from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

ABOUT BLACK STONE MINERALS, L.P.

Unless the context clearly indicates otherwise, references in this prospectus to “BSM,” “Black Stone,” “we,” “our,” “us,” “the partnership,” or like terms refer to Black Stone Minerals, L.P. and its subsidiaries.

We are one of the largest owners and managers of oil and natural gas mineral interests in the United States. Our principal business is maximizing the value of our existing portfolio of mineral and royalty assets through active management. We maximize value through marketing our mineral assets for lease and creatively structuring the terms on those leases to encourage and accelerate drilling activity. We believe our large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

We own mineral interests in approximately 16.8 million gross acres, with an average 43.5% ownership interest in that acreage. We also own nonparticipating royalty interests in 1.8 million gross acres and overriding royalty interests in 1.6 million gross acres. These non-cost-bearing interests, which we refer to collectively as our “mineral and royalty interests,” include ownership in approximately 68,000 producing wells. Our mineral and royalty interests are located in 41 states in the continental U.S., including all of the major onshore producing basins. Many of these interests are in active resource plays, including the Haynesville/Bossier shales in East Texas/Western Louisiana, the Wolfcamp/Spraberry/Bone Springs in the Permian Basin, the Bakken/Three Forks in the Williston Basin, and the Eagle Ford shale in South Texas. The combination of the breadth of our asset base, the long-lived, non-cost-bearing nature of our mineral and royalty interests, and our active management expose us to potential additional production and reserves from new and existing plays without being required to invest additional capital.

Our principal executive offices are located at 1001 Fannin Street, Suite 2020, Houston, TX 77002, and our phone number is (713) 445-3200. Our website address is http://www.blackstoneminerals.com/. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the following risk factors and all of the other information included in this prospectus, any prospectus supplement, and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by quarterly and other reports and documents we file with the SEC that are incorporated by reference herein, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition, results of operations, and cash available for distribution could be materially adversely affected. In that event, we might not be able to make distributions on our common units and preferred units, the trading price of our common units could decline, and you could lose all or part of your investment. In the event that the selling unitholder offers and sells any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

The preferred units are subordinated to our existing and future debt obligations, and your interests could be diluted by the issuance of additional units, including additional preferred units, and by other transactions.

The preferred units are subordinated to all of our existing and future indebtedness (including indebtedness outstanding under our senior secured revolving credit facility). As of December 31, 2023, we had no outstanding borrowings under our credit facility. We may incur additional debt under our credit facility or otherwise. The payment of principal and interest on our debt reduces the cash available for distribution on our units, including the preferred units.

The issuance of additional units pari passu with or senior to the preferred units, with the requisite approval of the holders of the preferred units, would dilute the interests of the holders of the preferred units, and any issuance of such securities or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on, the preferred units.

The preferred units do not have an established trading market and may not be listed on a national securities exchange.

The preferred units do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your units. Further, although the underlying common units are listed for trading on the NYSE, the preferred units are not listed for trading on the NYSE or any other national securities exchange, and we have no intention of listing the preferred units on any national securities exchange in the future.

The Internal Revenue Service (“IRS”) could challenge our treatment of the holders of preferred units as partners for tax purposes, and if such challenge were sustained, certain holders of preferred units could be adversely impacted.

The IRS may disagree with our treatment of the preferred units as equity for U.S. federal income tax purposes, and no assurance can be given that our treatment will be sustained. If the IRS were to successfully characterize the preferred units as indebtedness for U.S. federal income tax purposes, certain holders of preferred units may be subject to additional withholding and reporting requirements (please read “Material U.S. Federal Income Tax Consequences—Administrative Matters”). Further, if the preferred units were treated as indebtedness for U.S. federal income tax purposes, rather than equity, distributions would likely be treated as payments of interest by us to the holders of preferred units. Holders of preferred units are encouraged to consult their tax advisors regarding the tax consequences applicable to the potential recharacterization of the preferred units as indebtedness for tax purposes.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, and not being subject to a material amount of entity-level taxation. If the IRS were to treat us as a corporation for U.S. federal income tax purposes or we were to become subject to entity-level taxation for state tax purposes, then our cash distributions to unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we will be treated as a corporation for U.S. federal income tax purposes unless we satisfy the “qualifying income” requirement within Section 7704(d)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Based upon our current operations and current Treasury Regulations, we believe that we satisfy the qualifying income requirement. However, we have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, or deductions would flow through to our unitholders. Because an entity- level tax would be imposed upon us as a corporation, cash distributions to our unitholders would be substantially reduced. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, and other forms of taxation. Imposition of any of those taxes may substantially reduce the cash distributions to our unitholders. Therefore, treatment of us as a corporation or the assessment of a material amount of entity-level taxation would result in a material reduction in the anticipated cash generated from our operations and after-tax return to our unitholders, likely causing a substantial reduction in the value of our units.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial, or administrative changes and differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative, legislative, or judicial changes or differing interpretations at any time. From time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that would affect publicly traded partnerships, including proposals that would eliminate our ability to qualify for partnership tax treatment. Recent proposals have provided for the expansion of the qualifying income exception for publicly traded partnerships in certain circumstances and other proposals have provided for the total elimination of the qualifying income exception upon which we rely for our partnership tax treatment. Further, while unitholders of publicly traded partnerships are, subject to certain limitations, generally entitled to a deduction equal to 20% of their allocable share of a publicly traded partnership’s “qualified business income” (as further discussed below), this deduction is scheduled to expire with respect to taxable years beginning after December 31, 2025.

In addition, the Treasury Department has issued, and in the future may issue, regulations interpreting those laws that affect publicly traded partnerships. There can be no assurance that there will not be further changes to U.S. federal income tax laws or the Treasury Department’s interpretation of the qualifying income rules in a manner that could impact our ability to qualify as a partnership in the future.

Any modification to the U.S. federal income tax laws or interpretations thereof may be applied retroactively and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted or adopted. Any such changes could negatively impact the value of an investment in our units. You are urged to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on your investment in our units.

Future legislation may result in the elimination of certain U.S. federal income tax deductions currently available with respect to oil and natural gas exploration and production. Additionally, future federal or state legislation may impose new or increased taxes or fees on oil and natural gas extraction.

From time to time, legislation has been proposed that would, if enacted into law, make significant changes to tax laws, including to certain key U.S. federal income tax provisions currently available to oil and gas companies. Such legislative changes have included, but not been limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; and (iii) an extension of the amortization period for certain geological and geophysical expenditures. Congress could consider, and could include, some or all of these proposals as part of future tax reform legislation. Moreover, other more general features of tax reform legislation, including changes to cost recovery rules and to the deductibility of interest expense may be developed that also would change the taxation of oil and gas companies. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could increase costs or eliminate or postpone certain tax deductions that currently are available to us or our services providers with respect to oil and gas development. Any such changes could have an adverse effect on our financial position, results of operations, and cash flows.

If the IRS were to contest the U.S. federal income tax positions we take, it may adversely affect the market for our units, and the costs of any such contest would reduce cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely affect the market for our units and the price at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

If the IRS makes an audit adjustment to our income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, in which case cash available for distribution to our unitholders might be substantially reduced and our current and former unitholders may be required to indemnify us for any taxes (including any applicable penalties and interest) resulting from such audit adjustments that were paid on such unitholders’ behalf.

If the IRS makes an audit adjustment to our income tax return, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. To the extent possible, our general partner may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if we are eligible, issue a revised information statement to each unitholder and former unitholder with respect to an audited and adjusted return. Although our general partner may elect to have our unitholders and former unitholders take such audit adjustment into account and pay any resulting taxes (including applicable penalties or interest) in accordance with their interests in us during the tax year under audit, there can be no assurance that such election will be practical, permissible, or effective in all circumstances. As a result, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, cash available for distribution to our unitholders might be substantially reduced and our current and former unitholders may be required to indemnify us for any taxes (including any applicable penalties and interest) resulting from such audit adjustment that were paid on such unitholders’ behalf.

The tax treatment of distributions on our preferred units is uncertain and the IRS may determine that distributions with respect to preferred units are guaranteed payments, which may result in less favorable tax treatment to the holder of such preferred units.

The tax treatment of distributions on our preferred units is uncertain. We will treat each of the holders of the preferred units as partners for tax purposes and will not treat distributions with respect to preferred units as guaranteed payments for the use of capital. However, if the IRS were to determine that such distributions were guaranteed payments, such distributions would generally be taxable to each of the holders of preferred units as ordinary income and the holders of preferred units would recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution). Although we expect that most of the income we earn is generally eligible for the 20% deduction for “qualified business income” (as further discussed below), it is uncertain whether a guaranteed payment for the use of capital may constitute an allocable or distributive share of such income. As a result, if the IRS treated the distributions with respect to preferred units as guaranteed payments for the use of capital, such 20% deduction for qualified business income may not apply with respect to guaranteed payments. In addition, if the preferred units were treated as indebtedness for tax purposes, distributions with respect to preferred units likely would be treated as payments of interest by us to each of the holders of preferred units.

All holders of our preferred units are urged to consult a tax advisor with respect to the consequences of owning our preferred units.

Even if you, as a unitholder, do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

You will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes, on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax due from you with respect to that income.

Tax-exempt entities face unique tax issues from owning our units that may result in adverse tax consequences to them.

Investment in our units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs) raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, may be unrelated business taxable income and may be taxable to them. Additionally, all or part of any gain recognized by such tax-exempt organization upon a sale or other disposition of our units may be unrelated business taxable income and may be taxable to them. Tax-exempt entities should consult a tax advisor before investing in our units.

Non-U.S. unitholders will be subject to U.S. taxes and withholding with respect to their income and gain from owning our units.

Non-U.S. unitholders are generally taxed and subject to income tax filing requirements by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”). Income allocated to our unitholders and any gain from the sale of our units will generally be considered to be “effectively connected” with a U.S. trade or business. As a result, distributions to a non-U.S. unitholder will be subject to withholding at the highest applicable effective tax rate and a non-U.S. unitholder who sells or otherwise disposes of a unit will also be subject to U.S. federal income tax on the gain realized from the sale or disposition of that unit. In addition to the withholding tax imposed on distributions of effectively connected income, distributions to a non-U.S. unitholder will also be subject to a 10% withholding tax on the amount of any distribution in excess of our cumulative net income. As we do not compute our cumulative net income for such purposes due to the complexity of the calculation and lack of clarity in how it would apply to us, we intend to treat all of our distributions as being in excess of our cumulative net income for such purposes and subject to such 10% withholding tax. Accordingly, distributions to a non-U.S. unitholder will be subject to a combined withholding tax rate equal to the sum of the highest applicable effective tax rate and 10%.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the “amount realized” by the transferor unless the transferor certifies that it is not a foreign person. While the determination of a partner’s “amount realized” generally includes any decrease of a partner’s share of the partnership’s liabilities, the Treasury Regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as our units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and thus will be determined without regard to any decrease in that partner’s share of a publicly traded partnership’s liabilities. For a transfer of an interest in a publicly traded partnership that is effected through a broker, the obligation to withhold is imposed on the transferor’s broker. Current and future prospective non-U.S. unitholders should consult their tax advisors regarding the impact of these rules on an investment in our units.

We treat each purchaser of our units as having the same tax benefits without regard to the units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of the units Because we cannot match transferors and transferees of our units and because of other reasons, we have adopted depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of units and could have a negative impact on the value of our units or result in audit adjustments to your tax returns.

We generally prorate our items of income, gain, loss, and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred, which may result in an allocation of income, gain, loss and deduction to a holder of preferred units for multiple months but not the corresponding cash distribution for such period. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss, and deduction among our unitholders.

We generally prorate our items of income, gain, loss, and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month (the “Allocation Date”), instead of on the basis of the date a particular unit is transferred. Similarly, we generally allocate (i) certain deductions for depreciation of capital additions, (ii) gain or loss realized on a sale or other disposition of our assets, and (iii) in the discretion of the general partner, any other extraordinary item of income, gain, loss, or deduction based upon ownership on the Allocation Date. Treasury Regulations allow a similar monthly simplifying convention, but such regulations do not specifically authorize all aspects of our proration method. If the IRS were to challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A holder of preferred units who disposes of preferred units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss, and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held such preferred units on the first day of such month) but will not be entitled to receive the cash distribution for that period.

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequences of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from this disposition. Moreover, during the period of the loan, any of our income, gain, loss, or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to consult a tax advisor to determine whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

You, as a unitholder, may be subject to state and local taxes and return filing requirements in jurisdictions where you do not live as a result of investing in our units.

In addition to U.S. federal income taxes, you likely will be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. We own assets and conduct business in several states, many of which impose a personal income tax and also impose income taxes on corporations and other entities. You may be required to file state and local income tax returns and pay state and local income taxes in these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or foreign jurisdictions that impose a personal income tax. It is your responsibility to file all U.S. federal, foreign, state, and local tax returns and pay any taxes due in these jurisdictions. You should consult with your own tax advisors regarding the filing of such tax returns, the payment of such taxes, and the deductibility of any taxes paid.

Although we believe our unitholders are entitled to a 20% deduction related to qualified business income, application of the deduction to royalty income is not free from doubt.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of our “qualified business income”. Although we expect most of our income to qualify for this deduction, application of these rules to income from mineral interests, such as royalty income, is not entirely clear. The IRS may challenge our treatment of royalty income as qualifying for the deduction.

Although our counsel has advised us that under current law our royalty income should qualify for the deduction, no assurances can be given that the IRS will not challenge our treatment of royalty income as qualifying for the deduction. Furthermore, while we expect the holders of preferred units to be treated as being allocated a share of that gross income, it is uncertain whether a guaranteed payment for the use of capital may constitute an allocable or distributive share of such income. As a result, if the IRS were to determine that payments made with respect to our preferred units constituted guaranteed payments for the use of capital, such 20% deduction for qualified business income may not apply with respect to guaranteed payments.

USE OF PROCEEDS

The preferred units to be offered and sold using this prospectus will be offered and sold by the selling unitholder named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the preferred units to be offered and sold under this prospectus by the selling unitholder.

DESCRIPTION OF OUR PREFERRED UNITS

Our Preferred Units

The preferred units represent limited partner interests in us. The holders of our preferred units and common units are holders of separate classes of limited partner interests in us. The holders of preferred units are entitled to participate in distributions and exercise the rights and privileges provided to limited partners holding preferred units under our partnership agreement. For a description of the relative rights and privileges of holders of our preferred units to distributions, please read “How We Make Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Conversion

Each holder of preferred units may elect to convert all or any portion of its preferred units into common units on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due (which is referred to herein as the “conversion rate”), provided that any conversion is for at least $10 million or such lesser amount if such conversion relates to all of a holder’s remaining preferred units.

We may elect to convert all or any portion of the preferred units into common units based on the conversion rate if (i) the common units are listed or admitted for trading on a national securities exchange, (ii) the closing price of the common units on the principal natural securities exchange on which the common units are then listed or admitted for trading on is greater than 140% of the issue price for any 20 trading days during the 30-trading day period immediately preceding notice of conversion, (iii) the average daily trading volume of the common units exceeds 200,000 common units (as adjusted to reflect splits, combinations, or similar events) for 60 trading days immediately preceding notice of conversion, (iv) we have not repurchased on any day in the 30-trading day period immediately preceding notice of conversion more than 10% of the 30-day trailing average trading volume of the common units on the principal national securities exchange on which the common units are then listed or admitted for trading on (calculated as of the conversion notice date), and (v) we have an effective registration statement on file covering resales of the underlying common units to be received by the holders upon conversion of the preferred units, provided that, among other things, the conversion is for no more than $50 million. We also may elect to redeem the preferred units at any time during the 90-day period beginning on each Readjustment Date (as defined below) at a redemption price payable wholly in cash equal to the issue price plus any accrued and unpaid distributions on the applicable preferred units (including a pro rata portion of the distribution for the quarter in which the redemption occurs relating to the portion of such quarter that has elapsed as of the date of such redemption), provided that, among other things, the redemption is for at least $100 million (calculated based on the issue price) or such lesser amount if such redemption relates to all of the then outstanding preferred units.

Rights Upon a Change of Control

Upon certain events involving a change of control in which more than 90% of the consideration payable to the holders of the common units is payable in cash, the preferred units will automatically convert into common units at a conversion ratio equal to the greater of (a) the then applicable conversion rate and (b) the quotient of (i) the issue price multiplied by a premium factor (ranging from 115% to 101% depending on when such transaction occurs), plus any accrued and unpaid distributions on the preferred units (including a pro rata portion of the distribution for the quarter in which the conversion occurs relating to the portion of such quarter that has elapsed as of the date of such conversions) divided by (ii) the volume weighted average price of the common units for the 30 trading days prior to the execution of definitive documentation relating to such change of control.

In connection with other change of control events that do not meet the 90% cash consideration threshold described above, each holder may elect to (a) convert all, but not less than all, of its preferred units to common units at the then applicable conversion rate, (b) if the partnership is not the surviving entity (or if the partnership is the surviving entity, but the common units will cease to be listed), require us to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if we are unable to cause such substantially equivalent securities to be issued, to convert into common units at a premium based on a specified formula subject to aggregate return limitations or to be redeemed in accordance with clause (d) below), (c) if the partnership is the surviving entity, continue to hold the preferred units or (d) require us to redeem all, but not less than all, of the preferred units at a price per unit equal to 101% of the issue price, plus accrued and unpaid distributions on the applicable preferred units (including a pro rata portion of the distribution for the quarter in which the redemption occurs relating to the portion of such quarter that has elapsed as of the date of such redemption), which may be payable in cash or common units at a substantial discount to market.

Transfer Agent and Registrar

Equiniti Trust Company, LLC serves as the registrar and transfer agent for the preferred units.

DESCRIPTION OF OUR COMMON UNITS

Our Common Units

The common units represent limited partner interests in us. The holders of our preferred units and common units are holders of separate classes of limited partner interests in us. The holders of common units are entitled to participate in distributions and exercise the rights and privileges provided to limited partners holding common units under our partnership agreement. For a description of the relative rights and privileges of holders of our common units to distributions, please read “How We Make Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Equiniti Trust Company, LLC serves as the registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes, and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to our unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent and its officers, directors, employees, affiliates, and agents against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, bad faith, or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when the transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power, and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•

gives the consents, acknowledgments, and waivers contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and our initial public offering (“IPO”).

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

HOW WE MAKE DISTRIBUTIONS

General

Cash Distribution Policy

Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis, and the board of directors of our general partner can change our distribution policy at any time. If we make distributions, our preferred unitholders have a priority right to receive distributions over our common unitholders so long as our preferred units are outstanding. After required distributions to holders of preferred units, all distributions will be pro rata to the common unitholders.

Preferred Units

As of November 28, 2023, the holders of our preferred units receive cumulative quarterly distributions in an amount equal to 9.8% of the face amount of the preferred units per annum (the “Distribution Rate”). Every two years thereafter (each, a “Readjustment Date”), the Distribution Rate will be adjusted as follows: the rate will equal the greater of (i) the Distribution Rate in effect immediately prior to the relevant Readjustment Date and (ii) the 10-year Treasury Rate as of such Readjustment Date plus 5.5% per annum; provided, however, that for any quarter in which quarterly distributions are accrued but unpaid, the then-Distribution Rate shall be increased by 2.0% per annum for such quarter. We cannot pay any distributions on any junior securities, including any of our common units, prior to paying the quarterly distribution payable to the preferred units, including any previously accrued and unpaid distributions.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will then distribute any remaining proceeds to the preferred unitholders until each preferred unit has received an amount equal to their positive capital account balance which is intended to equal the liquidation amount of the preferred units. We will then distribute any remaining proceeds to all other unitholders in accordance with their capital account balance, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide investors and prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to the duties of our general partner, please read “Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of Our Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were organized in September 2014 and have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Adjustments to Capital Accounts Upon Issuance of Additional Common Units

We will make adjustments to capital accounts upon the issuance of additional common units. In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to an issuance on a pro rata basis, so that after such issuance, the capital account balances attributable to all common units are equal.

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require the approval of a majority of the common units and preferred units (on an as-converted basis), voting together as a single class.

In voting their common units, our directors will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. The holders of a majority of the common and preferred units (on an as-converted basis), in the aggregate, represented in person or by proxy shall constitute a quorum at a meeting of such common and preferred unitholders, unless any such action requires approval by holders of a greater percentage of the units in which case the quorum shall be the greater percentage.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement.

Election of directors of our general partner	Our limited partners holding common units and preferred units (on an as-converted basis) vote together as a single class for the election of directors to the board of directors of our general partner. The limited partners authorized to vote elect, by a plurality of the votes cast at such meeting, persons to serve as directors of our general partner who are nominated in accordance with the provisions of our partnership agreement. Limited partners are entitled to cumulate their votes for purposes of electing directors. Please read “—Nomination of Directors.”

Issuance of additional units (including units	senior to the common units) No approval right by limited partners holding common units, including units that are senior to the common units. However, our partnership agreement does not authorize us to issue securities having preferences or rights with priority over or on a parity with our outstanding preferred units with respect to distributions on such securities or distributions in respect of such securities upon the liquidation, dissolution or winding up of the partnership, including additional preferred units, without the affirmative vote of the holders of at least 66 2/3% of the outstanding preferred units. Provided, however, that, we may issue up to $200 million of securities having preferences or rights on a parity with our outstanding preferred units with respect to distributions on such securities or distributions in respect of such securities upon the liquidation, dissolution or winding up of the partnership without the consent of any holder of preferred units. Please read “—Issuance of Additional Partnership Interests.”

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of any limited partners. Other amendments generally require the approval of a unit majority. The affirmative vote of the holders of at least 66 2/3% of the outstanding preferred units is required for any amendment that is materially adverse to any of the rights, preferences and privileges of the preferred units. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale, or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	No voluntary withdrawal right. Please read “—Withdrawal or Removal of Our General Partner; Transfer of General Partner Interest.”

Transfer of our general partner interest	No transfer right without the consent of a supermajority vote of the unitholders. Please read “—Withdrawal or Removal of Our General Partner; Transfer of General Partner Interest.”

If any person or group (other than the limited partners of Black Stone Minerals Company, L.P. prior to the IPO; their transferees; persons who acquired their units with the prior approval of the board of directors of our general partner; holders of preferred units in connection with any vote, consent, or approval of the preferred units as a separate class; and persons who own 15% or more of any class as a result of any redemption or purchase of any other person’s units or similar action by us or any conversion of the preferred units at our option) acquires beneficial ownership of 15% or more of any class of common or preferred units, that person or group loses voting rights on all of its units.

Meetings; Voting

An annual meeting of the limited partners holding common units and preferred units for the election of directors to the board of directors of our general partner will be held at a date and time as may be fixed from time to time by our general partner. Notice of the annual meeting will be given not less than 10 days nor more than 60 days prior to the date of the meeting.

The limited partners holding common units and preferred units (on an as-converted basis) will vote together as a single class for the election of directors. The limited partners authorized to vote will elect by a plurality of the votes cast at a meeting persons to serve as directors on the board of directors of our general partner who are nominated in accordance with the provisions of our partnership agreement. The exercise by a limited partner of the right to elect the directors and any other rights afforded to a limited partner under our partnership agreement will be in the limited partner’s capacity as a limited partner of the partnership and are not intended to cause a limited partner to be deemed to be taking part in the management and control of the business and affairs of the partnership.

Each limited partner entitled to vote at an election for the board of directors will be entitled to cumulate his or her vote and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of common units and preferred units (on an as-converted basis) held by the limited partner, multiplied by (y) the number of directors to be elected at the meeting.

Additional limited partner interests having special voting rights could be issued. However, our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to change management without the support of the board of directors of our general partner. If at any time any person or group (other than the limited partners of Black Stone Minerals Company, L.P. prior to the IPO; their transferees; persons who acquired their units with the prior approval of the board of directors of our general partner; holders of preferred units in connection with any vote, consent, or approval of the preferred units as a separate class; and persons who own 15% or more of any class as a result of any redemption or purchase of any other person’s units or similar action by us or any conversion of the preferred units at our option) acquires, in the aggregate, beneficial ownership of 15% or more of any class of common or preferred units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes, as contemplated in our partnership agreement.

In addition, solely with respect to the election of directors, our partnership agreement provides that our general partner and the partnership will not be entitled to vote their units, if any, and the foregoing units will not be counted when calculating the required votes for a matter and will not be deemed to be outstanding for purposes of determining a quorum for a meeting. These units will not be treated as a separate class of partnership securities for purposes of our partnership agreement.

Except as described above, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners, and to act upon matters for which approvals may be solicited. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting was called (including outstanding units deemed owned by the general partner), represented in person or by proxy, will constitute a quorum unless otherwise provided in our partnership agreement in connection with the election of directors to the board of directors of our general partner or unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Nomination of Directors

Nominations of persons for election to the board of directors of our general partner may be made at an annual meeting of the limited partners or, provided that the board of directors or limited partners have determined that directors will be elected at such a meeting, a special meeting of the limited partners, in any such case only pursuant to our general partner’s notice of meeting (or any supplement thereto), (a) by or at the direction of the board of directors or any committee thereof, or (b) by any limited partner or group of limited partners who (1) is entitled to vote at the meeting, (2) complies with the notice procedures set forth in our partnership agreement, and (3) either individually or as a group hold units representing at least 10% of the outstanding units (measured on a fully diluted basis and treating the preferred units on an as-converted basis) both at the time of giving notice of such nomination and at the meeting.

For any nominations brought before an annual meeting by a nominating limited partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our partnership agreement. To be timely, the nomination notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the nomination notice must be so delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the partnership or our general partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a nominating limited partner’s notice as described above.

In the event that the number of directors to be elected to the board of directors of our general partner is increased effective at the annual meeting and there is no public announcement by the partnership or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the nomination notice will also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to our general partner not later than the close of business on the 10th day following the day on which a public announcement is first made by the partnership or our general partner.

Nominations of persons for election to the board of directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of our partnership agreement.

Only persons who are nominated in accordance with the procedures set forth in our partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors.

Notwithstanding the foregoing, unless otherwise required by law, if the limited partner (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present a nomination, the nomination shall be disregarded notwithstanding that proxies in respect of a vote may have been received by our general partner or the partnership.

In addition to the provisions described above and in our partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder; provided, however, that any references in our partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our partnership agreement, and compliance with our partnership agreement is the exclusive means for a limited partner to make nominations.

Applicable Law; Forum, Venue, and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions, or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits, or actions to interpret, apply, or enforce the provisions of the partnership agreement or the duties, obligations, or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer, or other employee of us or our general partner, or owed by our general partner, to us, or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”); or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether the claims, suits, actions, or proceedings sound in contract, tort, fraud, or otherwise, are based on common law, statutory, equitable, legal, or other grounds, or are derivative or direct claims and irrevocably waives the right to trial by jury.

By purchasing a common unit or preferred unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions, or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions, or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, prior to the dissolution of a limited partnership, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Following the dissolution of a limited partnership, the Delaware Act generally requires a limited partnership to satisfy (or make reasonable provision to satisfy) liabilities of the limited partnership prior to making distributions to partners.

We may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders (other than, in certain instances, approval of the holders of our preferred units).

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units and preferred units (on an as-converted basis), voting as a single class.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent, or our registered office;

•	the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership, or other entity in which the limited partners have limited liability under the laws of any state, or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”) whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary, appropriate, or desirable in connection with the creation, authorization, or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary, appropriate, or desirable for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities, or operations at the time of the conversion, merger, or conveyance other than those it receives by way of the conversion, merger, or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary, appropriate, or desirable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary, appropriate, or desirable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that is materially adverse to any of the rights, preferences and privileges of the preferred units will require the affirmative vote of the holders of at least 66 2/3% of the outstanding preferred units. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale, or Other Disposition of Assets

A merger, consolidation, or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation, or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without majority approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without majority approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger, or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger, or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless such dissolution is revoked, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets. We will first apply the proceeds of liquidation to the payment of our creditors. We will then distribute any remaining proceeds to the preferred unitholders until each preferred unit has received an amount equal to their positive capital account balance which is intended to equal the liquidation amount of the preferred units. We will then distribute any remaining proceeds to all other unitholders in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner; Transfer of General Partner Interest

Our general partner does not have the right to withdraw voluntarily as our general partner, and any such withdrawal would be a breach of our partnership agreement. In addition, our partnership agreement does not permit our general partner to sell or otherwise transfer its general partner interest in us to another person, except a wholly owned subsidiary of the partnership, without the consent of a supermajority vote of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to change our management. If any person or group (other than the limited partners of Black Stone Minerals Company, L.P. prior to the IPO; their transferees; persons who acquired their units with the prior approval of the board of directors of our general partner; holders of preferred units in connection with any vote, consent, or approval of the preferred units as a separate class; and persons who own 15% or more of any class as a result of any redemption or purchase of any other person’s units or similar action by us or any conversion of the preferred units at our option) acquires beneficial ownership of 15% or more of any class of units, that person or group loses voting rights on all of its units. Furthermore, a person or group must own at least 10% of our outstanding units (on a fully diluted basis) to nominate persons for election to our board of directors. Please read “—Meetings; Voting.”

Ineligible Holders; Redemption

Under our partnership agreement, an “Ineligible Holder” is a limited partner, or type of limited partner, whose, or whose owners’, in the determination of our general partner with the advice of counsel (a) U.S. federal income tax status creates or is reasonably likely to create a material adverse effect on the rates chargeable to our customers by us or (b) nationality, citizenship or other related status would create or is reasonably likely to create a substantial risk of cancellation or forfeiture of any property in which we have an interest. Our general partner may change its determination of what types of unitholders are considered Eligible Holders and Ineligible Holders at any time.

If at any time our general partner determines, with the advice of counsel, that one or more limited partners are Ineligible Holders, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to request any limited partner to furnish to our general partner an executed certification or other information about its federal income tax status and/or nationality, citizenship, or related status. If a limited partner fails to furnish such certification or other requested information within 30 days (or such other period as our general partner may determine) after a request for such certification or other information, or our general partner determines after receipt of the information that the limited partner is an Ineligible Holder, the limited partner may be treated as an Ineligible Holder. An Ineligible Holder does not have the right to direct the voting of its units and may not receive distributions in kind upon our liquidation.

Furthermore, we have the right to redeem all of the common units of any holder that our general partner concludes is an Ineligible Holder or fails to furnish the information requested by our general partner. The redemption price in the event of such redemption for each unit held by such unitholder will be the current market price of such unit (the date of determination of which shall be the date fixed for redemption). The redemption price will be paid, as determined by our general partner, in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 8% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

These provisions do not apply to our preferred units.

Status as Limited Partner

By transfer of common units or preferred units in accordance with our partnership agreement, each transferee of common units or preferred units shall be admitted as a limited partner with respect to the common units or preferred units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units or preferred units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons:

•	any person who is or was an affiliate of our general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary, or trustee of our partnership, our subsidiaries, our general partner, or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary, or trustee of another person owing a fiduciary duty to us or our subsidiaries; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units and preferred units, as soon as practicable but in no event later than 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available a report containing unaudited financial statements as soon as practicable but in no event later than 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related (as determined by our general partner) to his interest as a limited partner, upon reasonable written demand stating the purpose of the demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments, and powers of attorney under which they have been executed; and

•	such other information regarding our affairs as our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

FIDUCIARY DUTIES

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict, or eliminate the fiduciary duties otherwise owed by the general partner and the directors and executive officers of the general partner to the partnership and its partners. Our partnership agreement contains provisions that eliminate the fiduciary duties to which our general partner and the directors and executive officers of our general partner would otherwise be held by state fiduciary duty law and imposes contractual standards that our general partner and its directors and executive officers must follow. Our partnership agreement also specifically restricts the situations in which remedies may be available to our unitholders for actions taken that might constitute breaches of duty under applicable Delaware law and breaches of the contractual obligations in our partnership agreement.

When our general partner and the directors and executive officers of our general partner act, it and they must act in “good faith,” meaning it and they must not act in a manner that it and they subjectively believe is adverse to our interest. This duty to act in good faith is the default standard set forth under our partnership agreement, and our general partner and the directors and executive officers of our general partner will not be subject to any higher standard under the partnership agreement or law or equity.

When the directors and executive officers of our general partner cause our general partner to manage and operate our business, the directors and executive officers must cause our general partner to act in a manner consistent with our general partner’s applicable duties and contractual standards. Therefore, where the directors and executive officers of our general partner are causing our general partner to act, the directors and executive officers must cause the general partner to act in good faith, meaning they cannot cause the general partner to take an action that they subjectively believe is adverse to our interest. However, the directors of our general partner may determine, in their discretion and free of any duty or obligation (including the obligation to act in good faith), whether to submit a determination to the conflicts committee for review or to seek approval by the unitholders, as described below.

Duties owed by our general partner and the directors and executive officers of our general partner to the partnership and to the unitholders are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict, or eliminate the fiduciary duties that otherwise may be owed by the general partner and the directors and executive officers of our general partner to the partnership and its partners.

Our partnership agreement contains various provisions eliminating the fiduciary duties that might otherwise be owed by our general partner and the directors and executive officers of our general partner and imposing contractual standards that our general partner and its directors and executive officers must follow. We have adopted these provisions to allow our general partner and its directors and executive officers to manage and operate our business with greater flexibility and to subject the actions and determinations of our general partner and its directors and executive officers to lesser legal or judicial scrutiny than would be the case if state law fiduciary standards were applicable. Without these modifications, our general partner’s and the directors’ and officers’ of our general partner ability to make decisions—and, in particular, decisions involving conflicts of interest—may be restricted. The modifications to the fiduciary standards benefit our general partner and the directors and executive officers of our general partner by providing greater flexibility and enabling them to take into consideration all factors and interests of various parties while still imposing a duty to manage our partnership in good faith. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors and executive officers.

These modifications may represent a detriment to our public unitholders because they restrict the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below.

The following is a summary of:

•	the default fiduciary duties under Delaware law;

•	the contractual standards contained in our partnership agreement that replace the default fiduciary duties; and

•	certain rights and remedies of limited partners contained in the Delaware Act.

Default state law fiduciary duty standards	Fiduciary duties are generally considered to include a duty of care and a duty of loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act and make decisions in an informed and deliberate manner after availing itself of all reasonably available material information. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to make decisions based on the best interests of the partnership and its partners, and not for personal or other reasons. A general partner would generally satisfy the duty of loyalty when it is in a position to base its decision on the merits of the issue rather than being governed by extraneous considerations or influences. In the absence of a provision in a partnership agreement providing otherwise, where a general partner has a material conflict of interest with the partnership and/or the partners with respect to a potential transaction or determination, the duty of loyalty would generally require that any such action taken or determination made be entirely fair to the partnership and the partners and the general partner would typically have the burden of proving the action or transaction is entirely fair.

Partnership agreement modified standards	Our partnership agreement contains provisions that eliminate state law fiduciary duties and replace these duties with a contractually defined standard of “good faith.” For example, our partnership agreement provides that when our general partner is acting it must act in “good faith,” meaning that it believes its actions or omissions are not adverse to the interests of the partnership, and will not be subject to any other standard. The contractual standards set forth in the partnership agreement replace the obligations to which our general partner would otherwise be held.

With respect to matters involving a conflict of interest, our general partner and its directors and officers are permitted in their sole discretion and free of any duty or obligation (including the obligation to act in good faith) to determine whether or not to submit these matters for approval by the conflicts committee of the board of directors of our general partner or our common unitholders. If our general partner or its directors or officers in their sole discretion determines not to submit a conflict of interest transaction for approval either by the conflicts committee or our common unitholders, and instead the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the general partner and the board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting the proceeding will have the burden of overcoming such presumption and proving that the decision was not in good faith. These standards replace the obligations and presumptions to which our general partner would otherwise be held.

Default State Law rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a person where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its reliance on the provisions of our partnership agreement. In addition, our partnership agreement provides that our general partner and its directors and officers will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in willful misconduct or fraud or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

By purchasing our common units or preferred units, each common unitholder or preferred unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

SELLING UNITHOLDER

This prospectus covers the offering for resale by the selling unitholder identified below of up to 14,711,219 preferred units held by the selling unitholder. On November 28, 2017, the selling unitholder purchased an aggregate of 14,711,219 preferred units in a private placement. The offer and sale of such preferred units was exempt from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act. We entered into a registration rights agreement with the selling unitholder in connection with the private placement. We are registering the preferred units described below pursuant to the registration rights agreement. We have no other relationship with the selling unitholder other than the registration rights agreement and private placement.

All expenses incurred with the registration and offering of the preferred units owned by the selling unitholder will be borne by us. The selling unitholder will be responsible for any fees, discounts, or selling commissions due to underwriters or dealers. We will not receive any of the proceeds from any sale of any of the preferred units sold pursuant to this prospectus.

The following table sets forth information relating to the selling unitholder as of March 19, 2024 based on information supplied to us by the selling unitholder on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholder may change over time and selling unitholders may be added; if necessary, we will supplement this prospectus accordingly.

We do not know when or in what amounts the selling unitholder may offer its preferred units for sale, if at all. Because the selling unitholder may offer all, some, or none of their preferred units pursuant to this prospectus and because we are unaware of any agreements, arrangements, or understanding with respect to the sale of any such preferred units, no definitive estimate can be provided as to the number of preferred units that will be held, or the percentage of preferred units beneficially owned, by the selling unitholder after completion of any offerings pursuant to this prospectus. For purposes of the table below, the information regarding preferred units owned after the offering assumes the sale of all preferred units offered by the selling unitholder.

Selling Unitholder	Number of Preferred Units Owned Before Completion of the Offering	Number of Preferred Units Offered Hereby	Number of Preferred Units Owned After Completion of the Offering	Percentage of Preferred Units Owned After Completion of the Offering
Mineral Royalties One, L.L.C.(1)	14,711,219	14,711,219	—	—

(1)

Mineral Royalties One, L.L.C. is the record holder of 14,711,219 preferred units. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the sole member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CEMOF II, L.L.C., which is the general partner of CEMOF II General Partner, L.P., which is the general partner of CEMOF II AIV, L.P., which is the managing member of Mineral Royalties One, L.L.C. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by Mineral Royalties One, L.L.C. Each of them disclaims beneficial ownership of such securities. The address of each of the persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of an investment in our preferred units will depend in part on your own tax circumstances. The following discussion is limited as described under the caption “Material U.S. Federal Income Tax Consequences” as discussed below. You are urged to consult with your own tax advisor about the U.S. federal, state, local and non-U.S. tax consequences particular to your circumstances.

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective holders of preferred units who are individual citizens or residents of the United States. Other than as set forth in “—Taxation of the Partnership—Partnership Status,” the tax consequences and opinions set forth below are based upon the assumption that the preferred units will be treated as partnership interests for U.S. federal income tax purposes. In addition, this section is based upon current provisions of the Code, existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they relate to matters of U.S. federal income tax law, and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or the holders of our preferred units such as the application of the alternative minimum tax that may be applicable to certain unitholders. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under “ —State, Local and Other Tax Considerations.” Furthermore, this section focuses on preferred unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who do not materially participate in the conduct of our business activities and who hold such preferred units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations (including entities treated as corporations for U.S. federal income tax purposes), partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. unitholders (as defined below), individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.

Accordingly, we encourage each prospective unitholder to consult the prospective unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences that are particular to that prospective unitholder resulting from ownership or disposition of our units and potential changes in applicable tax laws.

We are relying on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues:

•	whether holders of preferred units will be treated as partners (please read “—Tax Consequences of Unit Ownership—Limited Partner Status”);

•

the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”; and

•	distributions with respect to the preferred units will be treated as unrelated business taxable income (please read “—Tax-Exempt Organizations and Other Investors.”).

Taxation of the Partnership

Partnership Status

We are treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss, and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its units. Please read “—Tax Consequences of Unit Ownership—Treatment of Distributions” and “—Disposition of Units.”

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development production, and marketing of certain natural resources, including oil, natural gas, and products thereof, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 1.0% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for U.S. federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. Instead we have relied on the opinion of Vinson & Elkins L.L.P. that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below, we and each of our partnership and limited liability company subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be classified as a partnerships or disregarded as an entity separate from us for U.S. federal income tax purposes.

Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes and each of partnership and limited liability company subsidiaries (other than those that have been identified as corporations to Vinson & Elkins L.L.P.) will be disregarded as separate from us or treated as partnerships for U.S. federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on, without limitation:

(a)

Neither we nor any of our partnership or limited liability company subsidiaries (other than those that have been identified as corporations to Vinson & Elkins L.L.P.) has elected to be treated as a corporation for U.S. federal income tax purposes; and

(b)

For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by (i) us (which would otherwise be allocated to our unitholders) so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets or (ii) a unitholder to the extent its respective share of our liabilities does not exceed their adjusted tax basis in their units. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action, or judicial interpretation at any time. From time to time, members of the U.S. Congress and certain presidential administrations have proposed and considered substantive changes to the existing U.S. federal income tax laws that would affect publicly-traded partnerships. Recent proposals have provided for the expansion of the Qualifying Income Exception in certain circumstances and other proposals have provided for the total elimination of the Qualifying Income Exception upon which we rely for our partnership tax treatment.

On January 24, 2017, final regulations regarding which activities give rise to qualifying income (the “Final Regulations”) within the meaning of Section 7704 of the Code were published in the Federal Register. The Final Regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017. We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.

It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units. You are urged to consult with your own tax advisor with respect to the status of regulatory or administrative developments and proposals and their potential effect on your investment in our units.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss, and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its units, and thereafter (iii) taxable capital gain. Therefore, treatment of us as a corporation or the assessment of a material amount of entity-level taxation would result in a material reduction in the anticipated cash generated from operations and after-tax return to the unitholders, likely causing a substantial reduction in the value of our units.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

The tax treatment of our preferred units is uncertain because there is no direct controlling authority with respect to interests such as the preferred units. As such, Vinson & Elkins L.L.P. is unable to opine as to the tax treatment of our preferred units. Although the IRS may disagree with this treatment, we treat our preferred units as partnership interests and the holders of our preferred units as partners. If the preferred units are not partnership interests, they would likely constitute indebtedness for U.S. federal income tax purposes and distributions on the preferred units would constitute interest income to the holders of preferred units. The remainder of this discussion assumes that our preferred units are partnership interests for U.S. federal income tax purposes.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Tax Consequences of Unit Ownership—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures,” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder is required to report on its U.S. federal income tax return each year its share of our income, gains, losses, and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s adjusted tax basis in its units (including preferred units) initially will be the amount paid for those units. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in the unitholder’s share of our liabilities, and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. We do not allocate any share of our nonrecourse liabilities to our preferred units.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s adjusted tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s relative percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.” We do not allocate any share of our nonrecourse liabilities to our preferred units.

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s adjusted tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A holder of preferred units will only be allocated loss to the extent the capital accounts of the holders of common units have been reduced to zero. Although it is not anticipated that a holder of preferred units would be allocated loss, the deductibility of any such losses may be limited for various reasons. In addition, if you own other interests in the partnership which may be allocated loss, the deductibility of such losses is also generally subject to limitations (including the passive loss limitations).

For taxpayers other than corporations in taxable years beginning after December 31, 2020, and before January 1, 2029, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 (increased by the applicable inflation adjustment) for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive activity loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

In the event that you are allocated loss as a holder of a preferred unit or any other interest in us, please consult your tax advisor as to the application of any limitation to the deductibility of that loss.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their relative percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their relative percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s adjusted basis in its units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s adjusted basis in its units will generally be increased by the amount of any excess business interest upon a disposition of such units.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income generally includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local, or non-U.S. tax on behalf of any current or former unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures.” Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss, and Deduction

Prior to allocating net income or net loss allocations among our unitholders, holders of preferred units will be allocated items of our gross income or gain intended to equal the amount of cash actually distributed in respect of each such holder’s preferred units, until the aggregate amount of such items allocated to such holder equal the cumulative amount of all cash distributions made with respect to such holder’s preferred units. Such gross income allocated to the preferred units will generally be equal to the amount of cash such holders receive in a taxable year.

Thereafter, if we have a net profit, our items of income, gain, loss and deduction generally will be allocated among our holders of common units in accordance with their relative percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction generally will be allocated among all of our holders of common units in accordance with their relative percentage interests in us to the extent of their positive capital account balances. Holders of our preferred units generally will not be allocated net loss so long as the holders of common units have positive capital account balances.

Specified items of our income, gain, loss, and deduction are allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally is borne by our partners holding interests in us prior to the offering. In addition, items of recapture income are specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss, or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss, or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item is determined on the basis of the unitholder’s interest in us, which is determined by taking into account all of the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow, and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss, or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. A unitholder desiring to assure its status as a partner and avoid the risk of income recognition from a loan of its units are urged to consult their own tax advisors and to modify any applicable brokerage account agreements to prohibit its brokers from borrowing and lending its units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes guaranteed payments, a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units (without taking into account the 20% deduction discussed below). In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years ending on or before December 31, 2025, subject to certain limitations, an individual unitholder is entitled to a deduction equal to 20% of its allocable share of our “qualified business income.” For purposes of this deduction, our “qualified business income” is equal to the sum of:

•

the net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the partnership; and

•

any gain recognized upon a disposition of our units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Although we expect most of our income to qualify for this deduction, application of these rules to income from mineral interests, such as royalty income, is not entirely clear. The IRS may challenge our treatment of royalty income as qualifying for the deduction. Although our counsel has advised us that under current law our royalty income should qualify for the deduction, no assurances can be given that the IRS will not challenge our treatment of royalty income as qualifying for the deduction. Furthermore, while we expect the holders of preferred units to be treated as being allocated a share of that gross income, it is uncertain whether a guaranteed payment for the use of capital may constitute an allocable or distributive share of such income. As a result, if the IRS were to determine that payments made with respect to our preferred units constituted guaranteed payments for the use of capital, such 20% deduction for qualified business income may not apply with respect to guaranteed payments.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each holder of preferred units will be required to include in its tax return its share of our income, gain, loss, and deduction for each taxable year ending within or with its taxable year. In addition, a holder of preferred units that has a taxable year ending on a date other than December 31 and that disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss, and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss, and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Recent Legislative Developments

In recent years, legislation has been proposed that would, if enacted into law, make significant changes to tax laws, including to certain key U.S. federal income tax provisions currently available to oil and gas companies. Such legislative changes include, but are not limited to: (i) the repeal of the percentage depletion allowance for oil and natural gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain domestic production activities; (iv) the elimination of the amortization period for certain geological and geophysical expenditures; and (v) the repeal, as it relates to fossil fuels, of the Qualifying Income Exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Moreover, other more general features of tax reform legislation, including changes to cost recovery rules and to the deductibility of interest expense, may be developed that also would change the taxation of oil and gas companies.

It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development. Any such change could negatively impact the value of an investment in our units or result in the partnership being treated as a corporation for U.S. federal income tax purposes.

Disposition of Units

Recognition of Gain or Loss

A holder of preferred units will be required to recognize gain or loss on a sale or exchange of such units equal to the difference between the unitholder’s amount realized and adjusted tax basis in the units sold. A preferred unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives with respect to the units sold or exchanged. Gain or loss recognized by a unitholder on the sale or exchange of a preferred unit held for more than one year generally will be taxable as long-term capital gain or loss. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests (presumably including both common units and preferred units). Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the adjusted tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s adjusted tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold or exchanged for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units, or a sale or exchange of units purchased in separate transactions, is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned, or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.”

Recognition of Income, Gain or Loss on Redemption

The receipt by a unitholder of amounts in redemption of its preferred units generally will result in the recognition of taxable income or gain to the unitholder for U.S. federal income tax purposes if the amount of redemption proceeds received exceed its tax basis in all the units (including common units and preferred units) held by it immediately before the redemption. Any such redemption of preferred units would result in the recognition of taxable loss to the holder for U.S. federal income tax purposes only if the holder does not hold any other units (including common units and preferred units) immediately after the redemption and the unitholder’s adjusted tax basis in the redeemed preferred units exceeds the amounts received by the unitholder in redemption thereof.

Allocations Between Transferors and Transferees

In general, our taxable income or loss is determined annually, is prorated on a monthly basis and is subsequently apportioned among the holders of our units (including preferred units) in proportion to the number of common units and preferred units owned by each of them as of the opening of the applicable exchange on the first business day of the month. As a result, a unitholder transferring preferred units may be allocated income, gain, loss, and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of our method of allocating income and deductions between transferee and transferor holders of units (including preferred units). If the IRS determines that this method is not allowed under the Treasury Regulations, our taxable income or losses could be reallocated among our unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of units (including preferred units) prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss, and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or exchanges any of its units (including preferred units) is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy these requirements.

Tax-Exempt Organizations and Other Investors

Ownership of units (including preferred units) by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “non-U.S. unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. unitholders should consult their tax advisors before investing in our units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to tax-exempt organizations will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Additionally, all or part of any gain recognized by a tax-exempt organization upon a sale or other disposition of our units may be unrelated business taxable income and may be taxable to them.

We will treat distributions on the preferred units as distributions to a partner. However, the IRS may determine that distributions constitute guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain because there is no direct controlling authority on such treatment. Such payments may be treated as unrelated business taxable income for U.S. federal income tax purposes and Vinson & Elkins L.L.P. is unable to opine with respect to whether such payments constitute unrelated business taxable income for U.S. federal income tax purposes. Each prospective unitholder that is a tax-exempt entity should consult its tax advisors with respect to the consequences of investing in our preferred units.

Non-U.S. unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends, guaranteed payments and royalties), unless exempted or further limited by an income tax treaty. We have income from our royalty interests, certain investments in forward contracts, mineral lease bonus and delay rentals, and working interests in oil and natural gas properties. Even though we are generally not the operator, our ownership of working interests may be treated as effectively connected income. Furthermore, it is probable that we are deemed to conduct these activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, a non-U.S. unitholder may be required to file U.S. federal tax returns to report its share of our income, gain, loss, or deduction (or, if applicable, its income from guaranteed payments) and pay U.S. federal income tax thereon in a manner similar to a taxable U.S. unitholder.

Moreover, under rules concerning withholding on effectively connected income applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Even though not all of our income may be effectively connected income, we instruct brokers and nominees to withhold on all distributions to non-U.S. unitholders at the highest applicable effective tax rate based upon the convention for effectively connected income. In addition to the withholding tax imposed on distributions of effectively connected income, distributions to non-U.S. unitholders will also be subject to a 10% withholding tax on the amount of any distribution in excess of our cumulative net income. As we do not compute our cumulative net income for such purposes due to the complexity of the calculation and lack of clarity in how it would apply to us, we intend to treat all of our distributions as being in excess of our cumulative net income for such purposes and subject to such 10% withholding tax. Accordingly, distributions to non-U.S. unitholders will be subject to a combined withholding tax rate equal to the sum of the highest applicable effective tax rate and 10%. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a non-U.S. unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain (or, if applicable, its income from guaranteed payments) as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit (including a preferred unit) will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Gain realized by a non-U.S. unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership units regularly traded on an established securities market will not prevent a non-U.S. unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its units to the extent such gain is effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person. The Treasury Regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as our preferred units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor. For a transfer of an interest in a publicly traded partnership that is effected through a broker, the obligation to withhold is imposed on the transferor’s broker. Current and future prospective non-U.S. unitholders should consult their tax advisors regarding the impact of these rules on an investment in our units. Each prospective unitholder that is a non-U.S. unitholder should consult its tax advisors with respect to the consequences of investing in our preferred units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each holder of preferred units, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss, and deduction for our preceding taxable year. Notwithstanding the rules described above under “—Tax Consequences of Unit Ownership—Basis of Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive two Schedules K-1 if you hold common units and preferred units due to administrative reporting limitations.

In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. If the IRS makes an audit adjustment to our income tax return, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. To the extent possible, our general partner may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if we are eligible, issue a revised information statement to each unitholder and former unitholder with respect to an audited and adjusted return. Although our general partner may elect to have our unitholders and former unitholders take such audit adjustment into account and pay any resulting taxes (including applicable penalties or interest) in accordance with their interests in us during the tax year under audit, there can be no assurance that such election will be practical, permissible or effective in all circumstances. As a result, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, cash available for distribution to our unitholders might be substantially reduced and our current and former unitholders may be required to indemnify us for any taxes (including any applicable penalties and interest) resulting from such audit adjustment that were paid on such unitholders’ behalf.

We are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We have designated our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address, and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold, or transfer for their own account. A penalty per failure with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

FATCA Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specifically defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on “withholdable payments” (as defined in the Code), including interest, dividends and other fixed or determinable annual or periodic gains, profits, and income from sources within the United States (“FDAP Income”) paid to a “foreign financial institution” or to a “non-financial foreign entity” (in each case, as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of any property of a type which could produce interest or dividends from sources within the United States (“Gross Proceeds”) on or after January 1, 2019, proposed Treasury Regulations provide that such payments of Gross Proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

To the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entities, or a person that holds its units through such foreign entities, may be subject to withholding on distributions (or, if applicable, its guaranteed payments) they receive from us, or its distributive share of our income, pursuant to the rules described above.

Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our units.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder may be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance, or intangibles taxes, that may be imposed by the various jurisdictions in which a unitholder is a resident, or in which we conduct business or own property now or in the future, even if such unitholder does not live in those jurisdictions. We own assets and conduct business in several states, many of which impose a personal income tax and also impose income taxes on corporations and other entities. We may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdictions’ filing and payment requirements. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirements applicable to such unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax, or non-U.S. tax consequences of an investment in us.

INVESTMENT IN BLACK STONE MINERALS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and certain restrictions imposed by Section 4975 of the Code. The following is a summary of considerations associated with the acquisition and holding of our securities by (i) employee benefit plans that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (iii) employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), (iv) certain church plans (as defined in Section 3(33) of ERISA), (v) non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (vi) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of (i) – (vi), a “Plan”). As used herein, the term “employee benefit plan” or “Plan” includes, but is not limited to, tax-qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans, and tax-deferred annuities or individual retirement accounts established or maintained by an employer or employee organization.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, regulations, rulings or pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our securities with a portion of the assets of any Plan, a fiduciary of the Plan should consider, among other things, whether the investment is in accordance with the applicable provisions of ERISA, the Code or any applicable Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether making such investment will comply with the prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Code and applicable Similar Laws (please see the discussion under “—Prohibited Transaction Issues” below);

•

whether the Plan will be considered to hold, as plan assets, (1) only the investment in our securities, or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below);

•	whether the investment will result in recognition of unrelated business taxable income by the Plan and, if so, the potential after-tax investment return;

•	the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

•	whether, as a result of the investment, such plan will be required to file an exempt organization business income tax return with the IRS. Please read “Material U.S. Federal Income Tax Consequences.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our securities by an ERISA Plan with respect to which the issuer, the initial purchaser or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, our securities should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of Section 4975 of the Code and any other applicable Similar Laws.

The U.S. Department of Labor (the “DOL”) final plan asset regulations, as subsequently modified by Section 3(42) of ERISA, provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets.” Pursuant to these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by ERISA Plans or other “benefit plan investors” (as defined in Section 3(42) of ERISA) are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b) the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors” which is defined in the DOL regulations to generally mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code and any entities whose underlying assets are deemed to include “plan assets” by reason of a Plan’s investment in the entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above. However, Plan fiduciaries contemplating a purchase of our securities should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

Governmental plans (as defined in Section 3(32) of ERISA), non-U.S. plans (as defined in Section 4(b)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to a Similar Law. Fiduciaries of any such plans also should consult with their counsel before purchasing any of our securities.

Representation

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that Plan fiduciaries, or other persons contemplating a purchase of our securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase of our securities. Purchasers of our securities have the exclusive responsibility for ensuring that their purchase of our securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our securities to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plan or that such investment is appropriate for any such Plan.

By purchase or acceptance of our securities, each purchaser and subsequent transferee of the securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any Plan or (ii) the purchase and holding (and any conversion, if applicable) of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

PLAN OF DISTRIBUTION

We are registering the preferred units offered by this prospectus on behalf of the selling unitholder. As used in this prospectus, “selling unitholder” includes partners, pledgees, donees (including charitable organizations), transferees, or other successors-in-interest selling preferred units received from the selling unitholder identified in this prospectus after the date of this prospectus.

Subject to certain restrictions on transfer that may be applicable to the selling unitholder, the selling unitholder intends to offer and sell the preferred units offered by this prospectus by one or more of, or a combination of, the following methods:

•	through one or more underwriters for public offering and sale;

•	through one or more broker-dealers who may act as agent or may purchase preferred units as principal and thereafter resell the preferred units from time to time;

•

through one or more block transactions, including transactions in which the broker or dealer will attempt to sell the preferred units as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the distribution of the preferred units by the selling unitholder to its creditors or equity holders;

•	in the over-the-counter market;

•	“at the market” or through market makers or into an existing market for our preferred units;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in private transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part; or

•	any other method permitted pursuant to applicable law.

The offering price per preferred unit will be determined from time to time by the selling unitholder in connection with, and at the time of, the sale by the selling unitholder. The selling unitholder may price the preferred units at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to the then-current market prices;

•	a fixed price; or

•	negotiated prices.

In addition, the selling unitholder may from time to time sell preferred units in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. The selling unitholder may be required by the securities laws of certain states to offer and sell the preferred units only through registered or licensed brokers or dealers. In addition, in some states the preferred units may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

The selling unitholder may act independently of us in making decisions with respect to the timing, manner, and size of each of their sales.

The selling unitholder may authorize underwriters acting as their agent to offer and sell preferred units upon the terms and conditions as are set forth in an applicable prospectus supplement. In connection with the sale of these preferred units, underwriters may be deemed to have received compensation from the selling unitholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of preferred units for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell preferred units to or through dealers. Dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. A member firm of the NYSE may be engaged to act as the agent of the selling unitholder in the sale of preferred units.

As of the date of this prospectus, the selling unitholder has not engaged any underwriter, broker, dealer, or agent in connection with the offer and sale of preferred units pursuant to this prospectus by the selling unitholder. To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in an applicable prospectus supplement. In that event, any underwriting compensation paid by the selling unitholder to underwriters or agents in connection with the offering of these preferred units, and any discounts, concessions, or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Broker-dealers may also receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the preferred units for whom they may act as agents. If any broker-dealer purchases the preferred units as principal, it may effect resales of the preferred units from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of preferred units for whom they may act as agents.

Additionally, the selling unitholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our preferred units in the course of hedging the positions they assume with the selling unitholder. The selling unitholder also may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of preferred units offered by this prospectus, which preferred units such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We will pay the costs and expenses related to the registration and offering of the preferred units offered hereby. We will not pay any underwriting fees, discounts, and selling commissions (and similar fees or arrangements associated therewith) allocable to the selling unitholder’s sale of its preferred units; these expenses will be paid by the selling unitholder.

The selling unitholder may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of its preferred units, including liabilities arising under the Securities Act. We have agreed to indemnify the selling unitholder against certain liabilities to which they may become subject in connection with the sale of the preferred units owned by the selling unitholder and registered under this prospectus, including liabilities arising under the Securities Act. We may indemnify underwriters, brokers, dealers, and agents against specific liabilities to which they may become subject in connection with the sale of the preferred units owned by the selling unitholder and registered under this prospectus, including liabilities under the Securities Act.

Any underwriters, brokers, dealers, and agents who participate in any sale of the preferred units may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

The selling unitholder is subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the preferred units offered in this prospectus by the selling unitholder. The anti-manipulation rules under the Exchange Act may apply to sales of preferred units in the market and to the activities of the selling unitholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the preferred units to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution.

Because FINRA views our preferred units as interests in a direct participation program, any offering of preferred units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions which stabilize or maintain the market price of the preferred units at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may overallot in connection with offerings, creating a short position in the preferred units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the preferred units, the underwriters, brokers, or dealers may place bids for the preferred units or effect purchases of the preferred units in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the preferred units in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed preferred units in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the preferred units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell preferred units, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling unitholder.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the preferred units in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the securities and certain other legal and tax matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements of Black Stone Minerals, L.P. appearing in Black Stone Minerals, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Black Stone Minerals, L.P.’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Information incorporated in this prospectus by reference from Black Stone Minerals, L.P.’s Annual Report on Form 10-K regarding our estimated quantities of oil and natural gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Netherland, Sewell & Associates, Inc., a third-party petroleum engineer, as of December 31, 2021, 2022, and 2023. This information is incorporated by reference in reliance upon the authority of said firm as experts in such matters.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates:

SEC Registration Fee	$44,280
Printing and engraving expenses	11,000
Accounting fees and expenses	20,000
Legal fees and expenses	30,000

Total	$105,280

Item 15.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement—Indemnification” is incorporated herein by reference and discloses that we will generally indemnify the directors and officers of our general partner to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions, or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Black Stone Minerals GP, L.L.C., our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. We may enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our general partner’s limited liability company agreement and to provide additional procedural protections.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of our general partner, including for liabilities incurred under the Securities Act.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of Black Stone Minerals, L.P. under the Securities Act or Exchange Act as indicated in parentheses:

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement.

3.1	First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated May 6, 2015 (incorporated herein by reference to Exhibit 3.1 to Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on May 6, 2015 (SEC File No. 001-37362)).

3.2	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of April 15, 2016 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on April 19, 2016 (SEC File No. 001-37362)).

Exhibit No.	Description

3.3	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of November 28, 2017 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on November 29, 2017 (SEC File No. 001-37362)).

3.4	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of December 11, 2017 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on December 12, 2017 (SEC File No. 001-37362)).

3.5	Amendment No. 4 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of April 22, 2020 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on April 24, 2020 (SEC File No. 001-37362)).

4.1	Registration Rights Agreement, dated as of November 28, 2017, by and between Black Stone Minerals, L.P. and Minerals Royalties One, L.L.C. (incorporated herein by reference to Exhibit 4.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on November 29, 2017 (SEC File No. 001-37362)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

8.1*	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1*	Powers of Attorney (contained on signature pages).

107*	Filing Fee Table

*	Filed herewith
**	To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement

Item 17.	Undertakings.

(1) The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 19, 2024.

BLACK STONE MINERALS, L.P.

By:	BLACK STONE MINERALS GP, L.L.C., its general partner

By:	/s/ Thomas L. Carter, Jr.
Thomas L. Carter, Jr.
President, Chief Executive Officer, and Chairman

POWER OF ATTORNEY

Each person whose signature appears below appoints Thomas L. Carter, Jr., Evan Kiefer and Steve Putman, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Thomas L. Carter, Jr. Thomas L. Carter, Jr.	President, Chief Executive Officer and Chairman (Principal Executive Officer)	March 19, 2024

/s/ Evan Kiefer Evan Kiefer	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 19, 2024

/s/ Dawn K. Smajstrla Dawn K. Smajstrla	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 19, 2024

/s/ Carin M. Barth Carin M. Barth	Director	March 19, 2024

/s/ D. Mark DeWalch D. Mark DeWalch	Director	March 19, 2024

Signature	Title	Date

/s/ Jerry V. Kyle, Jr. Jerry V. Kyle, Jr.	Director	March 19, 2024

/s/ Michael C. Linn Michael C. Linn	Director	March 19, 2024

/s/ John H. Longmaid John H. Longmaid	Director	March 19, 2024

/s/ William N. Mathis William N. Mathis	Director	March 19, 2024

/s/ William E. Randall William E. Randall	Director	March 19, 2024

/s/ Alexander D. Stuart Alexander D. Stuart	Director	March 19, 2024

/s/ James W. Whitehead James W. Whitehead	Director	March 19, 2024